EXHIBIT 1.A (5)(d)

                        SINGLE LIFE TERM INSURANCE RIDER
                (This rider covers the life of Insured #2 only.)

This rider is a part of the policy to which it is attached if the rider is shown in the Schedule. This rider must be read with all policy provisions. This rider does not participate in our surplus earnings. The insured under this rider is Insured #1 listed in the Schedule. This rider has no loan value. There is no surrender charge applicable to this rider. The rider effective date is the policy date or, if added later, the monthly processing date on or next following the date your application for this rider is approved by us.

THE DEATH BENEFIT. Subject to this rider's terms, we will pay the term death benefit in force on the date of Insured #2's death. We will pay the proceeds to the beneficiary. The term death benefit amount for this rider is shown in the Schedule attached to the policy. The term death benefit may change at the beginning of each policy year.

COST OF INSURANCE. The cost of insurance for this rider is determined on a monthly basis. The cost is added to the policy's monthly deduction from the account value as of each monthly processing date until this rider terminates. The cost of insurance rates will be determined by us from time to time. They will be based on the issue age and premium class of the insured as well as the duration since the rider effective date. The cost of insurance for this rider is calculated as the monthly cost of insurance rate multiplied by the death benefit (in thousands) for this rider.

The monthly guaranteed maximum cost of insurance rates per $1,000 for this rider are shown in the Schedule on the applicable table of guaranteed rates attached to your policy.

OWNER.  The owner of this policy is the owner of this rider.

INCONTESTABILITY. After this rider has been in force while the insured is alive for two years from the policy date, we will not contest the statements in the application for this rider attached at the time this rider is issued.

After this rider has been in force while the insured is alive for two years from the effective date of any increase in the amount of insurance, we will not contest the statements in the application for such increase.

After this rider has been in force while the insured is alive for two years from the effective date of any reinstatement of this rider, we will not contest the statements in the application for such reinstatement of this rider.




R2005-8/99

SUICIDE. If the policy terminates for suicide, this rider will then terminate without value.

If the insured commits suicide, while sane or insane, within two years of the rider effective date and the policy is not terminated due to this suicide, we will terminate this rider and make a limited payment to the beneficiary. We will pay in one sum the amount of the cost of insurance for this rider which was deducted from the policy value. This rider will then terminate.

If the insured commits suicide within 2 years of the effective date of an increase and the policy is not terminated due to this suicide, we will terminate the increase and pay the cost of insurance associated with the increase.

MISSTATEMENT OF AGE OR SEX. If the insured's age or sex has been misstated, any amount payable by us will be adjusted. The death benefit will be that which the cost of insurance which was deducted from the policy value on the last monthly processing date prior to the second death would have purchased for the insured's correct age or sex. IF THE DEATH BENEFIT ADJUSTMENT IS MADE PRIOR TO THE SECOND DEATH, THE ADJUSTED DEATH BENEFIT WILL BE TO AN EQUITABLE AMOUNT DETERMINED BY US.

CHANGE IN AMOUNT OF COVERAGE. On any policy anniversary after the first rider anniversary, the insurance coverage under this rider may be changed. The coverage may be increased or decreased by sending a written request to our Customer Service Center. You may increase or decrease the coverage only once each policy year. Any change in coverage may not be for an amount less than $1,000. Such change is subject to the following conditions:

a) Any requested decrease in the rider death benefit is subject to our approval. Our approval may be conditioned on eliminating any future scheduled increases to the rider death benefit

b) The amount of coverage under this rider in effect after any requested decrease may not be less than $1,000.

c) Any request for an increase must be applied for on a supplemental application. The increase is subject to evidence satisfactory to us that the insured is still insurable according to our normal rules of underwriting for the applicable premium class for this type of policy. An increase will be subject to the existence of sufficient surrender value to cover the monthly deduction for the next two months.

d) For any increase or addition to coverage, the effective date will be the monthly processing date that falls on or next follows the date the supplemental application is approved by us. For any decrease in coverage, the effective date will be the monthly processing date that falls on or next follows receipt of the written request to reduce coverage. For any change in coverage, a supplemental Schedule page will be issued.




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Page 2

DECREASE IN STATED DEATH BENEFIT. Any requested decrease in the stated death benefit in the policy shall eliminate any future scheduled increases in the rider death benefit. We may choose not to eliminate these increases upon submission of evidence satisfactory to us that the insured is still insurable according to our normal rules of underwriting for the applicable premium class for this rider.

TERMINATION. This rider will terminate on the earliest of the following dates:

a)   Expiration of the grace period of the policy.
b)   Termination or surrender of the policy.
c) Receipt by us of a written request from you to cancel this rider on any monthly processing date.
d)   Policy anniversary nearest the younger insured?s 100th birthdate.

Any deduction for the cost of insurance after termination of this rider will not be considered a reinstatement of this rider nor a waiver by us of the termination. Any such deduction will be credited to the policy value of the policy as of the date of the deduction.

REINSTATEMENT. If you reinstate your policy under the reinstatement provision of the policy, this rider will be reinstated.



Signed for the company at Denver, Colorado

SECURITY LIFE OF DENVER INSURANCE COMPANY











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Page 3

                   SINGLE LIFE TERM INSURANCE RIDER SCHEDULE
              (This schedule covers the life of Insured #2 only.)
     TABLE OF SCHEDULED DEATH BENEFITS AND GUARANTEED MONTHLY MAXIMUM COST
                OF TERM INSURANCE RATES PER $1,000 OF INSURANCE
                              POLICY NO. 67000001


POLICY      SCHEDULED DEATH      GUARANTEED          POLICY     SCHEDULE DEATH     GUARANTEED
YEAR        BENEFIT              MONTHLY RATES       YEAR       BENEFIT            MONTHLY RATES
1           150,000.00           0.07083             28         250,000.00         0.23917
2           150,000.00           0.07500             29         250,000.00         0.25750
3           150,000.00           0.07917             30         250,000.00         0.27667
4           150,000.00           0.08167             31         300,000.00         0.29667
5           150,000.00           0.08500             32         300,000.00         0.31667
6           150,000.00           0.08750             33         300,000.00         0.33750
7           150,000.00           0.08917             34         300,000.00         0.36083
8           150,000.00           0.09083             35         300,000.00         0.38583
9           150,000.00           0.09250             36         300,000.00         0.41333
10          150,000.00           0.09500             37         300,000.00         0.44250
11          150,000.00           0.09667             38         300,000.00         0.47500
12          150,000.00           0.09917             39         300,000.00         0.51250
13          150,000.00           0.10167             40         300,000.00         0.55083
14          150,000.00           0.10500             41         300,000.00         0.59083
15          150,000.00           0.10833             42         300,000.00         0.63083
16          200,000.00           0.11250             43         300,000.00         0.66917
17          200,000.00           0.11667             44         300,000.00         0.70583
18          200,000.00           0.12083             45         300,000.00         0.74500
19          200,000.00           0.12500             46         300,000.00         0.78917
20          200,000.00           0.13167             47         300,000.00         0.84417
21          200,000.00           0.13750             48         300,000.00         0.91333
22          200,000.00           0.14667             49         300,000.00         1.00167
23          200,000.00           0.15750             50         300,000.00         1.10417
24          200,000.00           0.17000             51         300,000.00         1.21583
25          200,000.00           0.18500             52         300,000.00         1.33333
26          250,000.00           0.20167             53         300,000.00         1.45250
27          250,000.00           0.22000             54         300,000.00         1.57000


                   SINGLE LIFE TERM INSURANCE RIDER SCHEDULE
              (This schedule covers the life of Insured #2 only.)
       TABLE OF TARGET DEATH BENEFITS AND GUARANTEED MONTHLY MAXIMUM COST
                OF TERM INSURANCE RATES PER $1,000 OF INSURANCE
                              POLICY NO. 67000001


POLICY      TARGET DEATH        GUARANTEED           POLICY      TARGET DEATH      GUARANTEED
YEAR        BENEFIT             MONTHLY RATES        YEAR        BENEFIT           MONTHLY RATES
55          300,000.00          1.69667              71          300,000.00        9.67500
56          300,000.00          1.84250              72          300,000.00        10.77417
57          300,000.00          2.01917              73          300,000.00        11.94333
58          300,000.00          2.23917              74          300,000.00        13.18167
59          300,000.00          2.50917              75          300,000.00        14.49500
60          300,000.00          2.82750              76          300,000.00        15.89583
61          300,000.00          3.18667              77          300,000.00        17.40583
62          300,000.00          3.58083              78          300,000.00        19.06750
63          300,000.00          4.00333              79          300,000.00        20.95917
64          300,000.00          4.45417              80          300,000.00        23.27583
65          300,000.00          4.94583              81          300,000.00        26.44333
66          300,000.00          5.49917              82          300,000.00        31.31167
67          300,000.00          6.13333              83          300,000.00        39.58083
68          300,000.00          6.86667              84          300,000.00        54.65417
69          300,000.00          7.71083              85          300,000.00        83.33333
70          300,000.00          8.65083
